   As filed with the Securities and Exchange Commission on November 16, 2001
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------

                               UNOCAL CORPORATION
             (Exact name of registrant as specified in its charter)
                               -------------------

              Delaware                                       95-3825062
   (State or other jurisdiction of                        (I.R.S. Employer
   incorporation or organization)                        Identification No.)

                        2141 Rosecrans Avenue, Suite 4000
                          El Segundo, California 90245
                                 (310) 726-7600
          (Address and telephone number of principal executive offices)

                               -------------------

                       UNOCAL DEFERRED COMPENSATION PLAN
                            (Full title of the plan)

                               -------------------

                             Dennis P.R. Codon, Esq.
         Senior Vice President, Chief Legal Officer and General Counsel
                        2141 Rosecrans Avenue, Suite 4000
                          El Segundo, California 90245
                                 (310) 726-7600

 (Name, address and telephone number, including area code, of agent for service)

                               -------------------


                                    Copy to:
                             Linda B. Griffey, Esq.
                             O'Melveny & Myers, LLP
                               400 S. Hope Street
                          Los Angeles, California 90071

                               -------------------

                         CALCULATION OF REGISTRATION FEE

---------------------- ------------------- ------------------ ------------------- ----------------
                                           Proposed           Proposed
                                           maximum            maximum
Title of               Amount              offering           aggregate           Amount of
securities             to be               price              offering            registration
to be registered       registered          per unit           price               fee
---------------------- ------------------- ------------------ ------------------- ----------------
Deferred               $40,000,000         100%               $40,000,000(2)      $10,000
Compensation
Obligations(1)
---------------------- ------------------- ------------------ ------------------- ----------------

(1) The Deferred Compensation Obligations being registered are general unsecured obligations of Unocal Corporation (the "Company") to pay deferred compensation in the future to participating members of a select group of management or highly compensated employees in accordance with the terms of Unocal Deferred Compensation Plan (the "Plan").

(2) Estimated solely for purposes of determining the registration fee.

    The Exhibit Index for this Registration Statement is at page 10.

================================================================================

                                     PART I

                           INFORMATION REQUIRED IN THE

                            SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents of Unocal Corporation (the "Company" or "Unocal") filed with the Commission are incorporated herein by reference:

        (a) The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2000;

        (b) The Company's Quarterly Reports on Forms 10-Q for its fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

        (c) The Company's Current Reports on Forms 8-K filed with the Commission on January 11, January 29, April 5, September 6 and October 30, 2001.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

        The Plan provides a select group of management or highly compensated employees of the Company and certain of its subsidiaries with the opportunity to defer the receipt of certain cash compensation. The obligations of the Company under the Plan (the "Deferred Compensation Obligations") will be general unsecured obligations of the Company to pay deferred compensation in the future to participating eligible employees (the "Participants") in accordance with the terms of the Plan from the general assets of the Company, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations will be denominated and payable in United States dollars.

        Each Participant may elect to defer under the Plan a portion of his or her cash compensation that may otherwise be payable in a calendar year. A Participant's compensation deferrals are credited to the Participant's bookkeeping account ("Account") maintained under the Plan. Amounts credited to Participants' Accounts are generally credited with interest at a rate determined annually based on 10-year treasury bill rates. Subject to certain restrictions, each Participant may alternatively elect to have the amounts in the Account indexed against one or more investment options, solely for purposes of determining amounts payable under the Plan. The Company is not obligated to actually invest any deferred amounts in those investment options. Each Participant's Account is credited on a daily basis with a deemed rate of interest and/or earnings or losses depending upon the investment performance of the deemed investment option. Each choice offers its own risks and potential for return, no representation is made regarding the future performance of such investment option and none of the investment options are insured or guaranteed by the U.S. government or any other entity.

        With certain exceptions, Deferred Compensation Obligations will be paid after the earlier of: (1) a fixed payment date, as elected by the Participant (if any); or (2) the Participant's termination of employment with the Company or its subsidiaries. Participants may generally elect that payments be made in a lump sum or installments in the year specified by the Participant or upon their eligible retirement or disability although payments will be made in the form of a lump sum for all other distribution events and the Company may mandate payment in the form of a lump sum in certain circumstances.

        No amount payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Plan shall be void.

        The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Participants, except that Participants may withdraw all or a portion of the value of their Plan accounts under certain specified circumstances. However, the Company reserves the right to amend or terminate the Plan at any time.

        The total amount of the Deferred Compensation Obligations is not determinable because the amount will vary depending upon the level of participation by Eligible Employees and the amounts of their compensation that they elect to defer under the Plan. The duration of the Plan is indefinite (subject to the Company's ability to terminate the Plan). The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        Legal matters in connection with the issuance and sale of the securities offered hereby will be passed upon for Unocal by Dennis P.R. Codon, Esq., Senior Vice President, Chief Legal Officer, and General Counsel of Unocal. As of November 14, 2001, Mr. Codon owned beneficially 123,524 shares of Common Stock. He also held options to purchase 62,218 shares of Common Stock at prices ranging from $32.8125 to $38.8125, with expiration dates ranging from 2006 to 2011. In addition, Mr. Codon was granted a ten-year option in 2001, subject to stockholders approval, to purchase 150,000 shares of Common Stock at $35.3550 per share. Further, Mr. Codon held 19,000 performance share units, which could be paid out in up to 28,500 shares of Common Stock four years after their award dates, depending upon Unocal's total return to stockholders.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law authorizes Unocal to indemnify directors and officers in certain circumstances against liabilities, including expenses, incurred while acting in such capacities; provided, generally, that any such indemnified director or officer acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Bylaws of Unocal provide for the indemnification of directors and officers to the maximum extent permitted by the Delaware General Corporation Law.

        In addition, Unocal has provided in its Certificate of Incorporation that it shall eliminate the personal liability of its directors to the fullest extent permitted by the Delaware General Corporation Law and Unocal has entered into indemnification agreements with each of its directors and officers providing for additional indemnification. Unocal has policies of directors' and officers' liability insurance which insure directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

ITEM 8. EXHIBITS

        See the attached Exhibit Index on page 10.

ITEM 9. UNDERTAKINGS

        (a)    The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events
               arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                      (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

              provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on the 15th day of November, 2001.

                                            UNOCAL CORPORATION



                                            By: /s/ JOE D. CECIL
                                               ---------------------------------
                                                Joe D. Cecil
                                                Vice President and Comptroller



        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      SIGNATURE                                TITLE                           DATE
      ---------                                -----                           ----
Charles R. Williamson*              Chairman of the Board of             November 15, 2001
-----------------------             Directors and Chief Executive
Charles R. Williamson               Officer (Principal Executive
                                    Officer)

Timothy H. Ling*                    President, Chief Operating           November 15, 2001
-----------------------             Officer and Director
Timothy H. Ling

Terry G. Dallas*                    Executive Vice President and         November 15, 2001
-----------------------             Chief Financial Officer
Terry G. Dallas                     (Principal Financial Officer)

/s/ Joe D. Cecil                    Vice President and Comptroller       November 15, 2001
-----------------------             (Principal Accounting Officer)
Joe D. Cecil

John W. Amerman*                    Director                             November 15, 2001
-----------------------
John W. Amerman

John W. Creighton, Jr.*             Director                             November 15, 2001
-----------------------
John W. Creighton, Jr.

      SIGNATURE                                TITLE                           DATE
      ---------                                -----                           ----
James W. Crownover*                 Director                             November 15, 2001
-----------------------
James W. Crownover

Frank C. Herringer*                 Director                             November 15, 2001
-----------------------
Frank C. Herringer

Donald B. Rice*                     Director                             November 15, 2001
-----------------------
Donald B. Rice

Kevin W. Sharer*                    Director                             November 15, 2001
-----------------------
Kevin W. Sharer

Marina v.N. Whitman*                Director                             November 15, 2001
-----------------------
Marina v.N. Whitman


*By: /s/ JOE D. CECIL
    --------------------
    Joe D. Cecil
    Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit
Number                  Description of Exhibit
-------                 ----------------------
4.             Unocal Deferred Compensation Plan.

5.             Opinion of Company Counsel (opinion re legality).

23.1 Consent of PricewaterhouseCoopers LLP (consent of independent accountants).

23.2           Consent of Company Counsel (included in Exhibit 5).

24.            Power of Attorney.